Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Forge Global Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, that may be issued under the Amended and Restated Forge Global Holdings, Inc. 2025 Inducement Plan	457(c) and 457(h)	83,330 (2)	$16.85 (3)	$1,404,110.50	$153.10 per $1,000,000	$214.97
Total Offering Amounts					$1,404,110.50		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$214.97

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share of the registrant (the “Common Stock”) that may become issuable under the Amended and Restated Forge Global Holdings, Inc. 2025 Inducement Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction which results in an increase in the number of shares of the registrant’s outstanding common stock.

2.Represents additional shares of Common Stock available for issuance under the Plan as approved by the registrant’s Board of Directors.

3.Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange on July 11, 2025, which date is within five business days prior to the filing of this registration statement, which was $16.85 per share.